Exhibit 99.1

American Oriental Bioengineering Reports Second Quarter 2007

Financial Results

— Revenues Increased 49% to $33.9 Million in 2Q07 —

— 2Q07 Net Income Increased 67% to $9.7 Million, or $0.15 per Diluted Share —

— Company Provides Financial Outlook for 2H07 and FY07 —

New York, August 8, 2007 — American Oriental Bioengineering, Inc. (NYSE: AOB), a leading manufacturer and distributor of plant-based pharmaceutical and nutraceutical products, today announced financial results for the second quarter of 2007.

Revenues for the second quarter of 2007 increased 48.7% to $33.9 million from $22.8 million in the second quarter of 2006. Revenue from PBP products increased 64.6% to $26.0 million from $15.8 million in the prior year’s second quarter, driven primarily by $11.5 million in revenues from the Jinji products series, including the Company’s newly launched Yi Mu Cao product, and by slightly better than expected revenues from prescription products, including the Cease Enuresis Gel. Within the PBP product category, prescription product revenue increased 15% to $11.5 million compared to $10.0 million in the prior year period. OTC product revenue increased 150% to $14.5 million from $5.8 million in the prior year period. Revenue from PBN products increased 14.5% to $7.9 million from $6.9 million from the second quarter of 2006, due to increased demand for the Company’s soy peptide products.

Gross profit in the second quarter of 2007 increased 61.2% to $23.7 million from $14.7 million in the second quarter of 2006. Gross profit margin increased 550 basis points to a record 69.9% from 64.4% in the prior year’s period. The increase in gross profit was a result of increased sales of OTC products, which carry higher margins, and improved operating efficiencies across all business segments.

Operating expenses in the second quarter increased 58.4% to $12.2 million compared to $7.7 million in the prior year period. This increase was a result of additional expenses related to GLP and the Jinji product promotional effort that were not associated with the company in the prior year period, as well as increased marketing and advertising expenses related to the Company’s efforts to increase market awareness of its brands and products and higher selling expenses to support the Company’s growth. Operating income for the second quarter increased 64.3% to $11.5 million from $7.0 million in the second quarter of 2006. Operating income as a percent of sales in the second quarter increased 310 basis points to 33.9% compared to 30.8% in the prior year period.

Net Income for the second quarter of 2007 increased 67.2% to $9.7 million, or $0.15 per diluted share, compared to $5.8 million, or $0.09 per diluted share, in the prior year period.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering commented, “We are pleased to report another quarter of continued growth in our business. Each of our three core product categories—prescription, OTC and nutraceuticals—all experienced growth in the second quarter with the largest contribution coming from our OTC business. We continue to successfully integrate acquisitions and launch new products such as our Jinji Yi Mu Cao product that contribute to our revenue performance and increase our brand strength. As our revenue grows, our ability to manage costs allow us to realize economies of scale that contribute to overall profitability.”

Mr. Liu continued, “We successfully raised $74.0 million through a secondary offering recently.. Our enhanced cash position allows us to fulfill our goal of acquiring companies that can quickly add value to our business model. In mid-June, we announced our intention to acquire

Changchun Xinan Pharmaceutical Group (“CCXA”) and today we announced our intention to acquire Guangxi Boke Pharmaceutical Company (“Boke”). Each of these companies will allow us the opportunity to increase our profitability and expand our market presence in China.”

Financial Expectations

For the third quarter of 2007, the Company anticipates revenue of approximately $42.0 million, a 55% increase compared to third quarter 2006 revenues of $27.1 million, with the majority of this revenue growth coming from products that serve the OTC market, primarily the Jinji product portfolio. Third quarter revenue assumes approximately $1.0 million in revenue from the previously announced CCXA acquisition, assuming an August 2007 close. The Company anticipates diluted earnings per share of approximately $0.15, based on an estimated weighted average diluted share count of 76.0 million for the third quarter.

For the full year 2007 fiscal year, the Company anticipates revenue of approximately $158 million,a 43% increase compared to prior year revenues of $110.2 million. This guidance includes approximately $8.0 million in revenues from CCXA and the newly announced Boke acquisition. This assumes an August acquisition close for CCXA and an acquisition close for Boke at the end of the Company’s third quarter 2007. For the full year, the Company anticipates diluted earnings per share of approximately $0.60, based on an estimated weighted average diluted share count of 72.0 million for the full year. This guidance does not account for any other potential acquisitions for the remainder of 2007.

Mr. Liu stated, “We believe the remainder of 2007 is going to be an exciting time for the company and we are very pleased with our revenue guidance for the full year, which represents a strong year-over-year increase in organic growth. We are focused on growing our Company through not only our existing, highly-regarded product line of plant-based pharmaceutical and nutraceutical products, but also through acquisitions and new product launches, both of which help to increase brand awareness of our products and further improve our revenue opportunities.”

“We remain committed to building the strongest possible portfolio of products and believe that our flexible business model combined with our strong financial position enables us to capitalize on a broad array of opportunities by quickly adapting to changes in the marketplace and growing our business through opportunistic and well-timed acquisitions. We look forward to continuing our efforts to establish AOBO as a leading integrator and cultivator of plant-based medicine products,” concluded Liu.

The Company will conduct a conference call to discuss the second quarter 2007 results today, Wednesday, August 8, 2007 after the market close at 4:30 pm ET. Listeners may access the call by dialing 1-913-312-1296. A webcast will also be available on Company’s website at www.bioaobo.com. A replay of the call will be available through August 15, 2007. Listeners may access the replay by dialing 1-719-457-0820, password 4951067.

About American Oriental Bioengineering Inc.

American Oriental Bioengineering Inc. is a leading, fully integrated, plant based pharmaceutical and plant based nutraceutical company dedicated to improving health through the development, manufacture and commercialization of modernized plant based products in China. For more information, visit http://www.bioaobo.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and

Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact Information:

Wilfred Chow

SVP Finance

212-786-7568

Bill Zima & Ashley Ammon MacFarlane

Integrated Corporate Relations, Inc.

203-682-8200

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND

COMPREHENSIVE INCOME (UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2007	2006	2007	2006
REVENUES	$33,913,234	$22,761,882	$59,662,608	$41,808,826
COST OF GOODS SOLD	10,210,485	8,092,663	18,240,539	14,875,987

GROSS PROFIT	23,702,749	14,669,219	41,422,069	26,932,839

Selling and marketing	3,886,564	1,956,629	6,590,035	3,655,169
Advertising	5,412,510	3,001,974	9,237,855	5,222,067
General and administrative	2,557,805	2,437,645	5,495,949	4,316,287
Depreciation and amortization	341,562	267,129	675,836	365,559

Total operating expenses	12,198,441	7,663,377	21,999,675	13,559,082

INCOME FROM OPERATIONS	11,504,308	7,005,842	19,422,394	13,373,757
INTEREST INCOME, NET	43,048	361,951	17,238	443,514
OTHER INCOME, NET	60,840	10,136	142,958	9,144

INCOME BEFORE INCOME TAXES	11,608,196	7,377,929	19,582,590	13,826,415
INCOME TAXES	1,939,825	1,550,708	3,464,773	3,094,888

NET INCOME	9,668,371	5,827,221	16,117,817	10,731,527

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	2,191,408	378,670	3,401,555	638,295
Unrealized gain of marketable security	—	1,089	—	1,089
Income tax expense related to other comprehensive income	(723,165)	(125,320)	(1,122,513)	(210,997)

TOTAL OTHER COMPREHENSIVE INCOME, NET OF TAX	1,468,243	254,439	2,279,042	428,387

COMPREHENSIVE INCOME	$11,136,614	$6,081,660	$18,396,859	$11,159,914

NET INCOME PER SHARE
BASIC	$0.15	$0.09	$0.25	$0.17

DILUTED	$0.15	$0.09	$0.24	$0.17

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	65,144,311	62,657,876	64,877,916	61,944,618
DILUTED	66,600,080	62,795,439	66,483,294	62,060,700

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	JUNE 30, 2007	DECEMBER 31, 2006
	UNAUDITED
CURRENT ASSETS
Cash and cash equivalents	$108,449,801	$87,784,419
Accounts receivable, net of reserve of $77,652 and $39,776 at June 30, 2007 and December 31, 2006, respectively	11,867,708	11,141,057
Inventories, net of $598,169 and $615,552 provision for slow moving inventories at June 30, 2007 and December 31, 2006, respectively	12,131,254	10,684,316
Advances to suppliers	3,322,663	1,950,101
Notes receivable	695,156	3,238,161
Other receivables	53,162	37,545
Due from employees	215,349	585,050
Deferred consulting expenses	162,500	166,600

Total Current Assets	136,897,593	115,587,249

LONG-TERM ASSETS
Plant and equipment, net	32,955,702	32,194,957
Land use rights, net	33,394,666	32,937,743
Construction in progress	182,373	326,121
Deferred tax assets	1,679,788	1,797,153
License, net	344,273	383,755
Goodwill	1,933,100	1,933,100
Long-term investment and advance	196,979	113,868

Total Long-Term Assets	70,686,881	69,686,697

TOTAL ASSETS	$207,584,474	$185,273,946

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY

	JUNE 30, 2007	DECEMBER 31, 2006
	UNAUDITED
CURRENT LIABILITIES
Accounts payable	$3,754,082	$2,871,981
Other payables and accrued expenses	3,883,326	4,549,867
Taxes payable	1,749,568	2,211,542
Short-term bank loans	8,524,858	8,314,679
Current portion of long-term bank loans	1,488,198	1,450,905
Customer deposits	2,155,563	2,263,654
Notes payable	68,625	66,216
Other liabilities	933,211	1,606,334

Total Current Liabilities	22,557,431	23,335,178

LONG-TERM LIABILITIES
Long-term bank loans, net of current portion	887,551	915,909
Long-term notes payable	266,435	255,836
Deferred tax liabilities	4,656,198	4,580,698
Other liabilities	3,148	9,083

Total Long-Term Liabilities	5,813,332	5,761,526

TOTAL LIABILITIES	28,370,763	29,096,704

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	1,000	1,000
Common stock, $0.001 par value; 150,000,000 shares authorized; 65,117,910 and 64,230,369 shares issued and outstanding, respectively	65,118	64,230
Stock to be issued	73,447,943	599,069
Additional paid-in capital	97,082,545	92,307,960
Receivable from sale of stock	(74,107,250)	—
Retained earnings (the restricted portion of retained earnings is $8,498,766 at June 30, 2007 and December 31, 2006, respectively)	74,944,728	58,826,911
Accumulated other comprehensive income	7,779,627	4,378,072

Total Shareholders’ Equity	179,213,711	156,177,242

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$207,584,474	$185,273,946